Exhibit 99.1

FOR IMMEDIATE RELEASE
April 28, 2011
Contact:	Mark Hord
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7440
ViewPoint Financial Group, Inc. Reports First Quarter 2011 Earnings
Net Income Increased by $3.9 million to $6.6 million
PLANO, Texas, April 28, 2011 — ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced financial results today for the quarter ended March 31, 2011. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed today and posted on our websites, http://www.viewpointbank.com and http://www.viewpointfinancialgroup.com.
Performance Highlights
•
Net income increased by 142%: Net income for the three months ended March 31, 2011, which includes a $2.2 million net of tax gain on sale of securities, increased by $3.9 million, or 142.3%, to $6.6 million, compared to $2.7 million for the three months ended March 31, 2010.

•	Basic and diluted EPS doubled from prior year period: Basic and diluted earnings per share for the three months ended March 31, 2011, was $0.20, up $0.10 from the three months ended March 31, 2010.
•
NPL ratio declined 13 basis points from December: Non-performing loans decreased by $1.6 million from December 31, 2010, to March 31, 2011, improving the ratio of non-performing loans to total loans by 13 basis points to 1.46% at March 2011, compared to 1.59% at December 2010.

•
Lower deposit and borrowing rates fueled an increase in net interest margin: The net interest margin increased 13 basis points to 2.80% for the three months ended March 31, 2011, from 2.67% for the three months ended March 31, 2010.

•	Deposit growth of $15.5 million: Deposits increased by $15.5 million from December 31, 2010, primarily due to growth of $22.6 million in interest-bearing demand accounts.
“During the first quarter of 2011, we saw improvements to our already solid asset quality when compared to our Texas peers, as well as sustained deposit growth,” said Gary Base, President and Chief Executive Officer. “We are continuing to take steps to reduce our cost of funds by lowering deposit and borrowing costs.”
Results of Operations for the Quarter Ended March 31, 2011
Net income for the three months ended March 31, 2011, was $6.6 million, an increase of $3.9 million, or 142.3%, from net income of $2.7 million for the three months ended March 31, 2010. Net income for the three months ended March 31, 2011, included a $3.4 million pre-tax gain on the sale of available for sale securities. The increase in net income, which was also driven by higher net interest income and a lower provision for loan losses, was partially offset by a $706,000 decline in the net gain on sales of loans. Our basic and diluted earnings per share for the three months ended March 31, 2011, was $0.20, a $0.10 increase from $0.10 for the three months ended March 31, 2010.
Net Interest Spread and Margin
The net interest rate spread increased 12 basis points to 2.52% for the three months ended March 31, 2011, from 2.40% for the same period last year. The net interest margin increased 13 basis points to 2.80% for the three months ended March 31, 2011, from 2.67% for the same period last year. The increase in the net interest rate spread and margin was primarily attributable to lower deposit and borrowing rates. Over the past year, we have adjusted the terms on our Absolute Checking product and certain money market accounts and modified $91.6 million in FHLB advances to reduce our cost of funds.

The net interest margin declined by 18 basis points from 2.98% for the fourth quarter of 2010 primarily due to a decline in Warehouse Purchase Program balances, as the average balance of Warehouse Purchase Program loans declined by $207.9 million, from $481.5 million for the quarter ended December 31, 2010, to $273.6 million for the quarter ended March 31, 2011. The seasonal decline, as well as the overall decline in the mortgage market, resulted in higher average balances of lower-yielding earning assets and lower average balances of short-term borrowings for the quarter. Additionally, the sale of securities during the first quarter of 2011 also contributed to the decline in the margin, as the proceeds from the sale were reinvested into lower-yielding, floating-rate agency securities.
Financial Condition as of March 31, 2011
Total assets decreased by $146.0 million, or 5.0%, to $2.80 billion at March 31, 2011, from $2.94 billion at December 31, 2010. The decrease in total assets was primarily due to a $173.0 million decrease in mortgage loans held for sale, primarily attributable to a decline in Warehouse Purchase Program balances, a $28.7 million decrease in short-term interest-bearing deposits in other financial institutions and a $17.5 million decrease in securities available for sale. This decrease was partially offset by a $91.2 million increase in securities held to maturity.
Loan Portfolio and Asset Quality
Gross loans (including $319.0 million in mortgage loans held for sale) decreased by $178.5 million, or 11.2%, to $1.42 billion at March 31, 2011, from $1.60 billion at December 31, 2010. Mortgage loans held for sale decreased by $173.0 million, or 35.2%, from December 31, 2010, with $160.4 million of this variance being attributable to a reduction in Warehouse Purchase Program loans purchased for sale under our standard loan participation agreement. The remaining $12.6 million of the decline was associated with loans originated for sale by our mortgage banking subsidiary, ViewPoint Mortgage (“VPM”), which originated $86.2 million in one- to four-family mortgage loans during the three months ended March 31, 2011, compared to $96.4 million during the first quarter of 2010 and $129.2 million during the fourth quarter of 2010. Of the $86.2 million originated during the three months ended March 31, 2011, $59.0 million were sold or committed to be sold to investors, generating a net gain on sale of loans of $1.9 million. The remaining $27.2 million of VPM production was retained in the Company’s loan portfolio. The decrease in mortgage production seen in the Warehouse Purchase Program and VPM is primarily attributable to an overall decline in the mortgage market as refinance volume has dropped industry-wide, as well as seasonal fluctuations in mortgage activity.
Commercial real estate loans, which generated $8.1 million in interest income during the three months ended March 31, 2011, increased by $4.1 million, or 0.8%, from December 31, 2010. Our commercial real estate portfolio consists almost exclusively of loans secured by existing, multi-tenanted commercial buildings. 89% of our commercial real estate loan balances are secured by properties located in Texas, a market that we do not believe has experienced the same level of economic pressure experienced in certain other geographic areas in the United States.
Our non-performing loans to total loans ratio at March 31, 2011, was 1.46%, compared to 1.59% at December 31, 2010. Non-performing loans decreased by $1.6 million, from $17.6 million at December 31, 2010, to $16.0 million at March 31, 2011. The decrease in non-performing loans from December 2010 to March 2011 was primarily due to a $1.9 million decrease in non-performing one- to four-family mortgage loans. One- to four- family mortgage loans totaling $2.2 million were considered non-performing at December 31, 2010, but were not considered non-performing at March 31, 2011. The vast majority of these loans were either paid off or returned to performing status during the three months ended March 31, 2011.
Our allowance for loan losses at March 31, 2011, was $15.5 million, or 1.41% of total loans, compared to $14.8 million, or 1.34% of total loans, at December 31, 2010. Our allowance for loan losses to non-performing loans was 96.66% at March 31, 2011, compared to 84.22% as of December 31, 2010.
Securities Portfolio
In February 2011, the Company sold 17 mortgage-backed securities and six collateralized mortgage obligations, which resulted in a pre-tax gain on sale of $3.4 million. These securities had a fair value of $99.8 million at December 31, 2010. The securities sale, along with the securities purchased with sales proceeds, was part of an asset liability management strategy to lower asset duration and position the Company for a rise in market interest rates.

Conversion, Reorganization and Related Stock Offering
The Company was organized by ViewPoint MHC, ViewPoint Financial Group and ViewPoint Bank to facilitate the “second-step” conversion of ViewPoint Bank from the mutual holding company structure to the stock holding company structure (the “Conversion”). Upon consummation of the Conversion, which occurred on July 6, 2010, the Company became the holding company for ViewPoint Bank and now owns all of the issued and outstanding shares of ViewPoint Bank’s common stock. As part of the Conversion, shares of the Company’s common stock were issued and sold in an offering to certain depositors of ViewPoint Bank and others. Concurrent with the offering, each share of ViewPoint Financial Group’s common stock owned by public shareholders was exchanged for 1.4 shares of the Company’s common stock, with cash paid in lieu of issuing fractional shares. The Company sold a total of 19,857,337 shares of common stock at $10.00 per share in the offering. Proceeds from the offering, net of $7.8 million in expenses, totaled $190.8 million.
Conference Call
The Company will host an investor conference call to review these results on Friday, April 29, 2011, at 10 a.m., Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.
The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #449953. This replay will be available until May 29, 2011, at 8 a.m., Central Time. The webcast will be archived on the Company’s website until April 29, 2012.
About ViewPoint Financial Group, Inc.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 13 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in the Company’s Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Condition
(In thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Total cash and cash equivalents	$38,756	$68,650
Securities available for sale, at fair value	700,024	717,497
Securities held to maturity	523,689	432,519
Mortgage loans held for sale	318,998	491,985
Loans, includes allowance for loan losses of $15,494 at March 31, 2011 and $14,847 at December 31, 2010	1,086,153	1,092,114
FHLB stock	13,888	20,569
Bank-owned life insurance	28,619	28,501
Premises and equipment, net	48,197	48,731
Accrued interest receivable and other assets	37,692	41,429

Total assets	$2,796,016	$2,941,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$189,632	$201,998
Interest-bearing demand	461,272	438,719
Savings and money market	718,457	711,911
Time	663,658	664,922

Total deposits	2,033,019	2,017,550
Net FHLB advances	298,420	461,219
Repurchase agreement and other borrowings	35,000	35,000
Accrued interest payable and other liabilities	29,792	31,637

Total liabilities	2,396,231	2,545,406

Total shareholders’ equity	399,785	396,589

Total liabilities and shareholders’ equity	$2,796,016	$2,941,995

VIEWPOINT FINANCIAL GROUP, INC.
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Interest and dividend income
Loans, including fees	$20,461	$20,326
Securities	7,341	5,718
Interest-bearing deposits in other financial institutions	72	148
FHLB stock	21	17

	27,895	26,209

Interest expense
Deposits	6,083	7,629
FHLB advances	2,486	3,139
Other borrowings	349	349

	8,918	11,117

Net interest income	18,977	15,092
Provision for loan losses	1,095	1,146

Net interest income after provision for loan losses	17,882	13,946

Net gain on sales of loans	1,949	2,655
Other non-interest income	8,518	4,901
Non-interest expense	18,861	17,512

Income before income tax expense	9,488	3,990
Income tax expense	2,934	1,285

Net income	$6,554	$2,705

Basic and diluted earnings per share	$0.20	$0.10

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data

	(unaudited)
	Three Months Ended
	Mar	Dec	Sept	June	Mar
	2011	2010	2010	2010	2010
Share Data for Earnings per Share Calculation:[1]
Weighted average common shares outstanding	34,839,491	34,839,491	34,555,356	29,206,205	29,216,909
Less: average unallocated ESOP shares	(2,270,567)	(2,316,413)	(2,275,964)	(810,799)	(843,605)
Less: average unvested restricted shares	(215,593)	(218,393)	(234,074)	(309,643)	(361,362)

Average shares	32,353,331	32,304,685	32,045,318	28,085,763	28,011,942
Diluted average shares	32,432,793	32,312,993	32,045,318	28,116,397	28,033,713

Net income (in thousands)	$6,554	$6,490	$5,408	$3,196	$2,705
Earnings per share	$0.20	$0.20	$0.17	$0.11	$0.10

Location Data:
Number of full-service community bank offices	21	21	21	21	21
Number of in-store banking centers	2	2	2	2	2

Total community bank offices	23	23	23	23	23
Number of loan production offices	13	14	15	16	15

Performance Ratios: [2]
Return on assets	0.92%	0.87%	0.76%	0.50%	0.45%
Return on equity	6.51%	6.37%	5.22%	5.89%	5.26%
Non-interest income to operating revenues	27.28%	21.69%	23.12%	22.77%	22.38%
Operating expenses to average total assets	2.65%	2.53%	2.63%	2.82%	2.92%
Efficiency ratio [3]	71.88%	63.49%	67.76%	72.55%	76.94%

Capital Ratios:
Equity to total assets	14.30%	13.48%	13.19%	7.70%	8.42%
Risk-based capital to risk-weighted assets [4]	21.07%	18.42%	19.79%	14.55%	15.28%
Tier 1 capital to risk-weighted assets [4]	20.15%	17.61%	18.92%	13.64%	14.37%

[1]
Per share data for periods prior to the Conversion (July 2010) has been revised to reflect the 1.4:1 conversion ratio on publicly traded shares, which resulted in a 4,287,752 increase in outstanding shares.

[2]	With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

[3]
Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding gain (loss) on sale of foreclosed assets, gains from securities transactions and other nonrecurring items.

[4]	Calculated at the ViewPoint Bank level, which is subject to the capital adequacy requirements of the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Data, continued

	(unaudited)
	As of or For the Three Months Ended
	Mar	Dec	Sept	June	Mar
	2011	2010	2010	2010	2010
Asset Quality Data and Ratios:
Non-performing loans	$16,030	$17,628	$17,549	$15,817	$8,186
Non-performing assets to total assets	0.66%	0.69%	0.68%	0.73%	0.45%
Non-performing loans to total loans [1]	1.46%	1.59%	1.57%	1.41%	0.73%
Allowance for loan losses to non-performing loans	96.66%	84.22%	83.14%	90.50%	157.94%
Allowance for loan losses to total loans [1]	1.41%	1.34%	1.31%	1.28%	1.15%

Average Balances:
Loans [2]	$1,382,428	$1,614,910	$1,571,432	$1,461,993	$1,365,166
Securities	1,211,806	1,148,875	981,498	865,680	782,757
Overnight deposits	113,748	79,934	87,549	81,941	113,434

Total interest-earning assets	$2,707,982	$2,843,719	$2,640,479	$2,409,614	$2,261,357
Deposits:
Interest-bearing demand	$438,383	$434,147	$419,770	$356,062	$284,202
Savings and money market	708,342	724,075	724,333	723,955	700,208
Time	663,235	675,830	641,021	662,117	656,973
FHLB advances and other borrowings	417,383	509,597	379,422	366,509	342,378

Total interest-bearing liabilities	$2,227,343	$2,343,649	$2,164,546	$2,108,643	$1,983,761

Yields:
Loans	5.92%	5.85%	5.84%	5.92%	5.96%
Securities	2.43%	2.67%	2.89%	2.75%	2.93%
Overnight deposits	0.25%	0.29%	0.31%	0.63%	0.52%
Total interest-earning assets	4.12%	4.41%	4.56%	4.60%	4.64%
Deposits:
Interest-bearing demand	1.92%	2.20%	2.65%	2.47%	2.26%
Savings and money market	0.56%	0.90%	1.33%	1.36%	1.48%
Time	1.80%	1.87%	1.95%	1.95%	2.08%
FHLB advances and other borrowings	2.72%	2.36%	3.44%	3.68%	4.08%
Total interest-bearing liabilities	1.60%	1.74%	2.14%	2.14%	2.24%
Net interest spread	2.52%	2.67%	2.42%	2.46%	2.40%
Net interest margin	2.80%	2.98%	2.81%	2.73%	2.67%

[1]	Total loans does not include loans held for sale.

[2]	Includes loans held for sale